Exhibit 4.40

Execution Copy

[Note: Translation from the original agreement in Chinese]

Power of Attorney

I, Guangfu Cui, a citizen of the People’s Republic of China (“China”), hold a 50.0% equity interest in Beijing Asiamedia Interactive Advertising Co., Ltd. (the “Company”). I hereby irrevocably agree to authorize eLong, Inc., or any entity or person (including such party’s successor) designated in writing by eLong, Inc., (the “Authorized Party”) to hold and exercise the following rights related to this equity interest during the period of validity of this Power of Attorney:

Authorize the Authorized Party to have full rights and authority to represent me, in my name as holder of 50.0% equity interest, according to the law and the company’s articles of incorporation, to exercise any and all shareholder rights, including but not limited to: the right to convene shareholders’ meetings, receive any notices or procedures regarding shareholders’ meetings, to attend shareholders’ meetings and exercise full voting power as the holder of 50.0% equity interest (including, as my authorized representative, designating or appointing the Company’s Directors, General Manager, Finance Controller and other senior management, determining dividends, and other matters), to sell or transfer my 50.0% equity interest in the Company, etc.

The Authorized Party has the right to designate its Directors (or Executive Director) to appoint a person to exercise the rights granted by this Power of Attorney.

This Power of Attorney shall become binding, effective and enforceable upon my signature. The Power of Attorney shall have a term of 20 years, which may be automatically extended for successive additional 20 year terms without limit, as long as I remain a holder of any equity interest in the Company.

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[Power of Attorney signature page]

Authorizing Party :

Signature :	/s/Guangfu Cui

Date : 12/26/2012

Authorized Party :

eLong, Inc.

Signature of authorized representative :	/s/ Sami Farhad

Date

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